For Immediate Release

WSI Industries Reports Fiscal 2017 Second Quarter Results

March 21, 2017—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today reported sales for its fiscal 2017 second quarter ending February 26, 2017 of $6,314,000 versus the prior year amount of $8,488,000. Year-to-date sales for the twenty-six weeks ended February 26, 2017 totaled $12,644,000 versus $18,220,000 in the prior year. The Company reported a net loss of $362,000 for the fiscal 2017 second quarter or $.12 per diluted share as compared to the prior year net income of $6,000 or $0.00 per diluted share. Year-to-date, the Company had a net loss for the first two quarters of $685,000 or $.23 per diluted share versus net income of $138,000 or $.05 per diluted share in the prior year.

Benjamin Rashleger, president and chief executive officer, commented: “As previously disclosed, our primary customer began the process of retooling one of their production facilities in our fiscal 2017 first quarter and that project continued into the Company’s fiscal 2017 second quarter. In addition, during the fiscal 2017 second quarter, the customer announced that it was winding down one of its product lines for which the Company provides parts. The production facility retooling and the product line wind down both had a negative effect on the Company’s sales and earnings during the second quarter.” Rashleger added: “We have had a difficult first half of the year. We did, however, have some positive notes during quarter. Coming out of the customer retooling, our customer’s sales and order returned to normal historical levels. In addition, we began to see activity in our energy business and started producing and shipping energy related parts. While the level still remains relatively small, the production does alleviate some of our underutilization issues.”

Rashleger continued: “We entered into a new banking relationship during the second quarter that brings several benefits to our organization. As part of the relationship, we closed on a new mortgage that extended the term to 2027; we received a new revolving line of credit of $1.5 million; and with the payoff of the prior mortgage, the $1.25 million in restricted cash that had been held by the prior bank has been released. In addition, our banking covenants have eased, and overall, we feel the new relationship speaks positively about the financial stability of the Company.”

Rashleger concluded: “Our primary focus remains new business and diversification. We are actively seeking new opportunities and continue to dedicate resources to this effort. We remain confident in the long-term potential of these endeavors.”

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including automotive, avionics and aerospace, energy, recreational powersports vehicles, small engines, marine, bioscience and the defense markets.

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For additional information:

Benjamin Rashleger (President & CEO) or Paul D. Sheely (CFO)

763-295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.

WSI INDUSTRIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

In thousands, except per share amounts

	Second quarter ended		Twenty-six weeks ended
	February 26, 2017	February 28, 2016	February 26, 2017	February 28, 2016

Net Sales	$6,314	$8,488	$12,644	$18,220
Cost of products sold	6,107	7,842	12,130	16,685
Gross margin	207	646	514	1,535

Selling and administrative expense	721	716	1,482	1,421
Interest and other income	(1)	(3)	(3)	(4)
Interest and other expense	66	78	134	161
Earnings (loss) from operations before income taxes	(579)	(145)	(1,099)	(43)
Income tax expense (benefit)	(217)	(151)	(414)	(181)

Net earnings (loss)	$(362)	$6	$(685)	$138

Basic earnings (loss) per share	$(0.12)	$0.00	$(0.23)	$0.05

Diluted earnings (loss) per share	$(0.12)	$0.00	$(0.23)	$0.05

Weighted average number of common shares	2,920	2,920	2,920	2,920

Weighted average number of dilutive common shares outstanding	2,920	2,930	2,920	2,931

CONDENSED BALANCE SHEETS (Unaudited)
In thousands

	February 26, 2017	February 28, 2016

Assets:
Total current assets	$11,603	$13,353
Property, plant, and equipment, net	10,632	12,040
Intangible assets	2,368	2,377
Total Assets	$24,603	$27,770

Liabilities and Shareholders’ Equity:
Total current liabilities	$4,105	$4,652
Long-term debt	6,153	7,572
Deferred tax liabilities	988	1,683
Shareholders’ equity	13,357	13,863
Total Liabilities and Shareholders’ Equity	$24,603	$27,770

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
In thousands

	Twenty-six weeks ended
	February 26, 2017	February 28, 2016

Cash flows from operating activities (1)	$1,437	$2,792
Cash used in investing activities	(77)	(74)
Cash provided by (used in) financing activities	549	(1,004)
Net increase in cash and cash equivalents	1,909	1,714

Cash and cash equivalents at beginning of period	3,739	4,150

Cash and cash equivalents at end of period	$5,648	$5,864

(1) Cash flows from operating activities includes non-cash adjustments for depreciation, deferred taxes and stock option compensation expense of $561 and $790 at February 26, 2017 and February 28, 2016, respectively.